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                                                                EXHIBIT 2.4


                                 THIRD AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


         THIS THIRD AMENDMENT, dated as of February 20, 2003 (this "Amendment"),
                                                                    ----------
to the ASSET PURCHASE AGREEMENT, dated as of November 30, 2002, as amended by the First Amendment thereto dated as of December 31, 2002 and the Second Amendment thereto dated January 31, 2003 (the "Agreement"), by and among Quality
                                               ---------
Botanical Ingredients, Inc., a Delaware corporation, Health Sciences Group, Inc., a Colorado corporation, Quality Botanical Ingredients, Inc., a New Jersey corporation, Corrola, Inc. and Joseph R. Schortz. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

                                    RECITALS

         WHEREAS, the parties to the Agreement wish to amend Section 3.1 of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Agreement agree as follows:

         1.       Amendment to Section 3.1 of the Agreement.
                  ------------------------------------------

                  The text of Section 3.1 of the Agreement (after the heading) regarding the Closing is hereby deleted in its entirety and replaced with the following:


                  "As consideration for the transfer of the Assets and Businesses to Purchaser, Purchaser agrees to assume at the Closing (a) the liabilities of Seller shown on Seller's December 31, 2001 balance sheet; (b) the obligations of future performance of Seller under the contracts and liabilities listed on Schedule 5.13 and of payment and
                                             -------------
         performance under that certain Amended and Restated Loan and Security Agreement between LaSalle Business Credit LLC, successor to Mellon Bank, N.A. as Agent for Standard Federal Association, formerly Michigan National Bank and Seller dated October 13, 2000, as amended by a First Amendment to the Amended and Restated Loan and Security Agreement, dated October 13, 2001, and by a Second Amendment to the Amended and Restated Loan and Security Agreement, dated as of October 31, 2003, and the related documents and agreements thereto; and (c) any liabilities which are entered into or incurred by Seller in the ordinary course of Seller's business (as provided in Article IV) after December 31, 2001
                                           ----------
         and prior to the Closing Date, to the extent permitted by the provisions of Article IV, but not including any federal or state income
                       ----------
         tax liability relating to the operation of Seller prior to the Closing


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         Date; all of the foregoing liabilities being referred to herein as the
         "Assumed Liabilities.""


         2.       Amendment to Section 9.1 of the Agreement.
                  ------------------------------------------

                  The text of Section 9.1 of the Agreement (after the heading) regarding the Closing is hereby deleted in its entirety and replaced with the following:


                  "Subject to the terms and conditions herein contained, the parties agree to close this transaction (the "Closing") at the offices of Pitney, Hardin, Kipp & Szuch LLP, on February 25, 2003 (the "Closing Date") or on such other date and at such other place as the parties may agree upon in writing. Seller and Purchaser may agree to extend the Closing for a reasonable period of time not to exceed 30 days, such agreement not to be unreasonably withheld."


         3,       General.
                  -------


                  (a) Except for the amendments effected by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

                  (b) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.




                                       47
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         IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

QUALITY BOTANICAL INGREDIENTS, INC.,     QUALITY BOTANICAL INGREDIENTS, INC.,
a Delaware corporation                   a New Jersey corporation


By:      /s/ Fred E. Tannous             By:      /s/ Joseph R. Schortz
  ---------------------------------        ----------------------------------
HEALTH SCIENCES GROUP, INC.              SHAREHOLDERS:



By:      /s/ Fred E. Tannous                      /s/ Joseph R. Schortz
   -------------------------------       ------------------------------------
                                         JOSEPH R. SCHORTZ


                                         CORROLA, INC.



                                         By:      /s/ Joseph R. Schortz
                                           ----------------------------------


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